Contact:	Ian Harvie
Chief Financial Officer
C&D Technologies
(215) 619-7835
or
Andrea Calise
Kekst and Company
(212) 521-4845

Press Release

C&D TECHNOLOGIES SUCCESSFULLY COMPLETES DEBT-TO-EQUITY EXCHANGE OFFER

— Financial Restructuring Reduces Company Debt by Approximately $125 million

— Company Moves Forward with Appropriate Capital Structure and Strong Industry Leadership Position

BLUE BELL, Pa., December 23, 2010 - C&D Technologies, Inc. announced today that it has completed its debt-to-equity exchange offer, reducing the Company’s total debt from approximately $175 million to $50 million and providing the company with an appropriate capital structure to continue to meet its obligations and execute its future business plans.

“Today begins a new chapter for C&D. We are very pleased that we were able to achieve our financial restructuring quickly and efficiently through this out-of-court process with minimal disruption to our business,” said Dr. Jeffrey A. Graves, President and CEO. “The restructuring puts us on solid financial footing as we enter 2011 and it will allow us to take full advantage of our industry leadership position as our markets improve to pre-recession levels and we continue to grow our operations in Asia. C&D has been in business for more than 100 years and it is our goal to serve our customer’s needs, build value for our shareholders and provide a great place to work for our employees for the next 100 and beyond.”

Pursuant to the terms of the exchange offer, the participating noteholders (which in the aggregate tendered approximately $125 million of aggregate principal amount of notes out of a total of $127 million of aggregate principal amount of outstanding notes) will be issued their pro rata share of 93.09% of the issued and outstanding Common Stock of the Company after the Company’s 1:37335:1 forward stock split for the benefit of the existing holders of the Company’s common stock has been processed. After completion of the processing of the forward stock split and issuance of post-stock split shares of common stock to the participating noteholders, existing holders of the Company’s common stock will hold approximately 6.91% of the Company’s outstanding shares of Common Stock after the exchange offer. Both percentages are subject to dilution to the extent securities are issued under the Company’s management incentive plans.

Additional details related to the restructuring can be found in the Company’s filings with the Securities and Exchange Commission.

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), telecommunications, and uninterruptible power supply (UPS), as well as emerging markets such as solar power. C&D Technologies’ engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies’ unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit http://www.cdtechno.com.

Forward-looking Statements:

This press release contains forward-looking statements, which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2010, updated to reflect certain subsequent events as detailed in the Current Report on Form 8-K, filed on October 20, 2010, which should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2010, including the risk factors contained therein. We caution you not to place undue reliance on these forward-looking statements.

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